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                                                                   EXHIBIT 23.1

                         Independent Auditors' Consent
                         -----------------------------
The Board of Directors
Halliburton Company:

We consent to the use of our report dated March 13, 2003, except for Notes 1, 2, and 4, which are as of October 17, 2003, with respect to the consolidated balance sheet of Halliburton Company as of December 31, 2002 and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 2002, which report appears in the Form 8-K of Halliburton Company filed October 28, 2003 and to the reference to our firm under the heading "Experts" in the registration statement.

Our report contains an explanatory paragraph that states the Company changed the composition of its reportable segments in 2003. The amounts in the 2002, 2001, and 2000 consolidated financial statements related to reportable segments have been restated to conform to the 2003 composition of reportable segments.

Our report also refers to our audit of the adjustments that were applied to Halliburton Company's reportable segments to revise the 2001 and 2000 consolidated financial statements, as more fully described in Note 4 to the consolidated financial statements, as well as to our audit of the revisions to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, as more fully described in Note 22 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements other than with respect to such adjustments.

/s/ KPMG LLP


Houston, TX
February 19, 2004